UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 4, 2017

(Date of earliest event reported)

Cinedigm Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-31810	22-3720962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

902 Broadway, 9th Floor, New York, New York	10010
(Address of principal executive offices)	(Zip Code)

212-206-8600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On January 4, 2017, Cinedigm Corp. (the “Company”) entered into an amendment (the “Amendment”) to the Employment Agreement dated as of August 22, 2013 between the Company and Christopher J. McGurk (the “Employment Agreement”). Pursuant to the Amendment, McGurk will continue to serve as the Chief Executive Officer and Chairman of the Board of the Company through March 31, 2018. The Amendment also provides that (i) if the McGurk’s employment continues after March 31, 2018 without an extension or renewal of the Employment Agreement, as amended, or entry into another employment agreement, and the Company terminates MeGurk’s employment without cause or he resigns with good reason, McGurk is entitled to receive the severance benefits described in the Employment Agreement and the Amendment and (ii) if McGurk’s employment is terminated by the Company without cause at any time before, but not including, March 31, 2018, in addition to all payments to which McGurk may be entitled under the Employment Agreement as amended by the Amendment, McGurk will receive a one-time, lump-sum payment of $250,000, which payment would be in lieu and in full satisfaction of any retention bonus that would have been payable for the fiscal year ended March 31, 2017 under the Employment Agreement.

All terms of the Employment Agreement that were not affected by the Amendment remain in full force and effect.

Prior to entering into the Employment Agreement, in November 2016, McGurk received a grant of 300,000 shares of restricted Class A Common Stock of the Company. One-third (1/3) of these shares vest on November 4 of each of 2017, 2018 and 2019.

The foregoing description of the Amendment is qualified in its entirety by reference to such agreement, which is filed herewith as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Amendment to Employment Agreement between Cinedigm Corp. and Christopher J. McGurk dated as of January 4, 2017.

SIGNATURE

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated as of January 10, 2017

By:	/s/ Gary S. Loffredo
Name:	Gary S. Loffredo
Title:	President, Digital Cinema, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment to Employment Agreement between Cinedigm Corp. and Christopher J. McGurk dated as of January 4, 2017.